Exhibit 99.1

FOR IMMEDIATE RELEASE

Bowman Announces Planned Retirement of Michael Bruen

October 7, 2024, Reston, VA - Bowman Consulting Group Ltd. (the Company or Bowman) (NASDAQ: BWMN), a national engineering services firm delivering infrastructure design solutions and project management services to customers who own, develop and maintain the built environment, today announced that Michael Bruen notified the Company of his planned retirement, effective as of January 3, 2025, and his resignation as President of the Company and as a member of the Company’s board of directors, effective as of October 4, 2024. For the period between Mr. Bruen’s resignation as President and a director and his retirement, Mr. Bruen has agreed to serve as an Executive Advisor to the Company’s Chief Executive Officer to assist in the distribution of his day-to-day responsibilities to other Company executives. Commencing upon his retirement, Mr. Bruen will serve as an independent advisor to the Company under the terms of a short-term consulting arrangement. Mr. Bruen’s retirement and resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“We want to thank Mike for his service to Bowman in a variety of important leadership roles,” said Gary Bowman, chairman and CEO of Bowman. “During his nearly 30-year career at Bowman, Mike helped lead the Company through significant growth and market diversification. His retirement from leadership, and the transition of responsibilities, is a natural part of our continuing evolution as a leading engineering services and infrastructure solutions company. We all wish Mike well in this next chapter of his life.”

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is a national engineering services firm delivering infrastructure solutions to customers who own, develop and maintain the built environment. With over 2,200 employees in more than 90 locations throughout the United States, Bowman provides a variety of planning, engineering, geospatial, construction management, commissioning, environmental consulting, land procurement and other technical services to customers operating in a diverse set of regulated end markets. Bowman trades on the Nasdaq under the symbol BWMN. For more information, visit bowman.com or investors.bowman.com.

General Media Contact:

Christina Nichols

cnichols@bowman.com

Investor Relations Contacts:

Bruce Labovitz	Betsy Patterson
blabovitz@bowman.com	bpatterson@bowman.com